Exhibit 5.1

TroyGould pc 1801 Century Park East, 16th Floor Los Angeles, California 90067-2367 Tel (310) 553-4441 | Fax (310) 201-4746 www.troygould.com
David L. Ficksman ● (310) 789-1290 ● dficksman@troygould.com

July 10, 2025

Lixte Biotechnology Holdings, Inc. 680 East Colorado Boulevard, Suite 180 Pasadena, CA 91101

Dear Ladies and Gentlemen:

We have acted as counsel to Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by the Company on July 8, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus contained therein (the “Prospectus”). The Registration Statement relates to the offering by the Selling Stockholders named in the Registration Statement of up to a maximum aggregate offering of 12,626,054 shares, which consists of (i) 59,552 shares of the Company’s Common Stock (the “Common Shares”), (ii) 2,322,532 shares of Common Stock issuable pursuant to the exercise of Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), (iii) 6,355,214 shares of Common Stock issuable pursuant to the exercise of Common Stock Warrants (the “July 2025 Warrant Shares”), (iv) 3,573,130 shares of Common Stock issuable pursuant to the conversion of the Company’s Series B Preferred Stock (the “Conversion Shares”), and (v) 315,626 shares of Common Stock issuable pursuant to the exercise of Common Stock Warrants issued to the Placement Agent.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto and the form of Pre-Funded Warrant, Common Stock Warrant, Placement Agent Warrant, and the Certificate of Designation relating to the Conversion Shares and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	When the Conversion Shares have been duly registered on the books of the transfer agent in the name of or on behalf of the holders thereof and have been issued by the Company in the circumstances contemplated by the Certificate of Designation of the Series B Preferred Stock, the Conversion Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid, and non-assessable;
2.	When the Common Stock Warrant Shares and the Placement Agent Warrant Shares have been duly registered on the books of the transfer agent in the name of or on behalf of the Common Stock Warrant holders and the Placement Agent and have been issued by the Company against payment therefore in the circumstances contemplated by the Common Stock Warrants, the Common Stock Warrant Shares and the Placement Agent Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid, and non-assessable; and
3.	When the Pre-Funded Warrant Shares have been duly registered on the books of the transfer agent in the name of or on behalf of the Pre-Funded Warrant holders and have been issued by the Company against payment therefore, Pre-Funded Warrant Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid, and non-assessable.

Lixte Biotechnology Holdings, Inc. July 10, 2025 Page 2

The opinions set forth above are subject to the following qualifications:

A.	The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Pre-Funded Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive relief or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.	The foregoing opinions are limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

C.	Upon the issuance of any of the conversion shares, the Common Stock Warrant Shares, the Placement Agent Warrant Shares, and the Pre-Funded Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ TroyGould PC

TroyGould PC